Exhibit 5.1

April 27, 2020

OncoCyte Corporation

15 Cushing

Irvine, CA 92618

Re:	Registration Statement of OncoCyte Corporation

Ladies and Gentlemen:

We have acted as counsel to OncoCyte Corporation, a California corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of up to 4,733,700 shares (the “Shares”) of the Company’s common stock, no par value, pursuant to a shelf Registration Statement on Form S-3, File No. 333- 231980, initially filed by the Company with the Commission on June 6, 2019 (as amended, the “Registration Statement”) and the prospectus supplement thereto filed with the Commission on April 27, 2020 (the “Prospectus Supplement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

When the offering is completed as contemplated by the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable

Our opinion herein is expressed solely with respect to the Shares constituting legally binding obligations of the Company in reliance upon the opinion of Thompson Welch Soroko & Gilbert LLP with respect to the laws of the State of California. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 27, 2020 and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP